Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FIRST QUARTER 2017 EARNINGS

OAKLAND, MARYLAND—May 9, 2017: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), announces consolidated net income available to common shareholders was $1.4 million for the first three months of 2017, compared to $1.2 million for the same period of 2016. Basic and diluted net income per common share for the first three months of 2017 were both $.22, compared to basic and diluted net income per common share of $.19 for the same period of 2016. The increase in earnings was primarily due to a decrease of $.5 million in other operating expenses, specifically a decrease in Federal Deposit Insurance Corporation (“FDIC”) premiums, a decrease of $.1 million in preferred stock dividends due to the redemption of $10.0 million of Series A Preferred Stock in March 2016 and a decrease of $.3 million in other expenses related to a reserve for a litigation claim in the first quarter of 2016. These decreases were offset by reduced income from gains on the investment portfolio when compared to the first quarter of 2016 as well as increased data processing expenses related to the implementation of new services and increased other real estate owned (“OREO”) expenses for valuation write-downs, taxes and legal expenses. The net interest margin for the first three months of 2017, the year ended December 31, 2016 and the first three months of 2016, on a fully tax equivalent (“FTE”) basis, was 3.27%, 3.19% and 3.23%, respectively.

On March 20, 2017, First United Corporation completed a common stock rights offering to existing shareholders in which it sold an aggregate of 783,626 shares of common stock at a subscription price of $11.93 per share, resulting in aggregate gross proceeds of approximately $9.4 million (the “Rights Offering”). Net proceeds from the Rights Offering amounted to approximately $9.2 million, reflecting $144,667 in offering-related expenses. The Corporation used the proceeds to offset its redemption of $10.0 million of Series A Preferred Stock and the full repayment of $10.8 million of junior subordinated debentures, both of which were completed in March 2017.

According to Carissa L. Rodeheaver, Chairman, President and Chief Executive Officer, “The highlight of this quarter was the successful completion of the Rights Offering. The proceeds from the capital raise of $9.2 million were applied to the redemption of $10.0 million of our Series A Preferred Stock and repayment of $10.8 million of our junior subordinated debentures. The full year result will be a savings of approximately $2.0 million in dividends and interest expense and even with the additional shares of stock, we expect this to be accretive to earnings.

The Board, management and all associates continue to focus on enhancing our core earnings through increased margin and fee income and through expense control. The rebranding of the Bank during the fourth quarter of 2016 has resulted in enhanced exposure in our markets and a renewed passion from our associates to providing customized financial solutions for our customers.”

Financial Highlights Comparing the First Quarters of 2017 and 2016:

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.29% at March 31, 2017, 1.11% at December 31, 2016 and 1.36% at March 31, 2016.

•	Provision expense was $.6 million for both the three months ended March 31, 2017 and the three months ended March 31, 2016. Provision expense for the first quarter of 2017 was primarily driven by a specific allocation placed on a large participation loan on a mall in Pennsylvania, offset by a net recovery of $1.3 million relating to a prior charge-off on a loan to an ethanol plant as compared to provision expense for the first quarter of 2016 for increased loan growth.

•	Other operating income decreased $.2 million during the first three months of 2017 when compared to the same period of 2016. This decrease was primarily attributable to a $.2 million decrease in the net gains on sales of investment securities and a decrease in brokerage commissions, offset slightly by increased trust department income and debit card income.

•	Operating expenses decreased $.5 million in the first three months of 2017 when compared to the same period of 2016. This was due primarily to a $.3 million decrease in FDIC premiums and a $.3 million decrease in other miscellaneous expenses relating to reserves for a litigation claim in the first quarter of 2016, offset by an increase of $.1 million in data processing expenses relating to the implementation of new services.

Balance Sheet Overview

When compared to December 31, 2016, total assets at March 31, 2017 remained stable at $1.3 billion. During the first three months of 2017, cash and interest-bearing deposits in other banks decreased $.5 million, the investment portfolio decreased $2.2 million and gross loans increased $2.6 million. Total liabilities remained steady at $1.2 million. Long-term borrowings decreased by $10.8 million due to the repayment in that amount of junior subordinated debentures following the Rights Offering. Comparing March 31, 2017 to December 31, 2016, shareholders’ equity increased $1.1 million as a result of $9.2 million in net proceeds from the Rights Offering and earnings of $1.4 million during the first three months of 2017, offset by the redemption of $10.0 million of outstanding shares of Series A Preferred Stock.

Comparing March 31, 2017 to December 31, 2016, outstanding loans increased by $2.6 million (.29%). Commercial real estate (“CRE”) loans decreased $3.2 million due primarily to the paydown of $2.5 million on one large non-accrual loan. Acquisition and development (“A&D”) loans increased $3.1 million. Commercial and industrial (“C&I”) loans increased $2.2 million. Residential mortgages increased slightly due to continued activity in the 1-4 family residential loans offset by payoffs of home equity balances. The consumer portfolio decreased slightly by $.2 million from scheduled amortization. Approximately 38% of the commercial loan portfolio was collateralized by real estate at March 31, 2017, compared to 39% at December 31, 2016.

Total deposits increased $12.6 million during the first three months of 2017 when compared to deposits at December 31, 2016. During the first quarter, we continued to see increases in core deposits and reductions in certificates of deposit. Non-interest bearing deposits increased $20.1 million due to building new relationships with both consumer and commercial customers as well as increased balances on existing accounts. Traditional savings accounts increased $7.3 million due to continued growth in our Prime Saver product. Total demand deposits decreased $.9 million and total money market accounts decreased $9.5 million due to decreased balances in our ICS money market account relating to the re-allocation of cash in our trust accounts. Time deposits less than $100,000 increased $.3 million and time deposits greater than $100,000 decreased $4.7 million.

The book value of the Corporation’s common stock was $14.87 per share at March 31, 2017, compared to $14.95 per share at December 31, 2016.

At March 31, 2017, there were 7,052,630 outstanding shares of the Corporation’s common stock, reflecting the Corporation’s issuance of 783,626 shares in the Rights Offering, and 10,000 outstanding shares of the Series A Preferred Stock.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income, on an FTE basis, decreased $45 thousand (.47%) during the first three months of 2017 over the same period in 2016 due to a $.1 million (1.00%) decrease in interest income, offset by a $71 thousand (3.50%) decrease in interest expense. The net interest margin for the first three months of 2017 was 3.27%, compared to 3.23% for the first three months of 2016.

Comparing the first three months of 2017 to the same period of 2016, the slight decrease in interest income was due to a decrease of $.3 million in interest income on investments. This decrease was due primarily to the decrease in average investment balances of $29.2 million. The decrease in the balances of the investment portfolio was primarily due to using the scheduled cashflow for loan funding throughout the year, offset by an increase in interest income on loans due to a $3.8 million increase in average loans and an increase in the rate earned of 6 basis points.

Interest expense decreased slightly ($116 thousand) during the first three months of 2017 when compared to the same period of 2016 due to a decrease of $30.0 million on our average balance of interest-bearing liabilities. This decrease was primarily due to the reduction of long-term borrowings from the payoff of a $15.0 million FHLB advance in December 2016 and a reduction of $13.7 million in higher cost certificates of deposit.

Asset Quality

The ALL increased to $11.6 million at March 31, 2017 from $9.9 million at December 31, 2016. The provision for loan losses for the first three months of 2017 remained stable at $.6 million when compared to the first three months of 2016. Net recoveries of $1.1 million were recorded for the three months ended March 31, 2017 compared to $.2 million in net charge-offs for the three months ended March 31, 2016. The ratio of the ALL to loans outstanding was 1.29% at March 31, 2017, 1.11% at December 31, 2016, and 1.36% at March 31, 2016.

The ratio of net recoveries to average loans for the three months ended March 31, 2017 was an annualized .47%, compared to an annualized net charge-off rate of .11% for the same period in 2016 and .57% for the year ended December 31, 2016. The CRE portfolio had an annualized net charge-off rate as of March 31, 2017 of .57% compared to 1.80% as of December 31, 2016. The A&D loans had an annualized net charge-off rate as of March 31, 2017 of .03% compared to an annualized net recovery rate of .98% as of December 31, 2016. The C&I loans had a net recovery rate of 7.75% as of March 31, 2017 compared to a net charge-off rate of .69% as of December 31, 2016. The improvement was due to a $1.3 million recovery recorded in the first quarter of 2017 on a loan to an ethanol plant that had been charged-off in a prior period. The residential mortgage ratios were a net recovery rate of .07% as of March 31, 2017 compared to a net charge-off rate of .07% as of December 31, 2016, and the consumer loan ratios were net charge-off rates of .12% and .77% as of March 31, 2017 and December 31, 2016, respectively.

Accruing loans past due 30 days or more decreased to .46% of the loan portfolio at March 31, 2017, compared to .67% at December 31, 2016. The decrease for the first three months of 2017 was due primarily to improvements in the residential mortgage and home equity portfolios.

Non-accrual loans totaled $10.9 million at March 31, 2017 compared to $13.9 million at December 31, 2016. The decrease in non-accrual balances at March 31, 2017 was primarily due to paydowns of $2.5 million on one large relationship. Non-accrual loans which have been subject to a partial charge-off totaled $7.8 million at March 31, 2017 compared to $11.1 million at December 31, 2016. Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $.3 million at March 31, 2017 and $.5 million at December 31, 2016.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, increased $64 thousand during the first three months of 2017 when compared to the same period of 2016. This increase was primarily attributable to increases in trust and debit card income, offset slightly by decreases in service charges, primarily insufficient funds income and decreased brokerage commissions.

Net gains of $5 thousand were reported in other income for the first three months of 2017 compared to net gains of $.2 million during the same period of 2016. The decrease resulted from the absence of sales of investment securities in the first quarter of 2017.

Operating expenses decreased $.5 million in the first three months of 2017 when compared to the same period of 2016. This was due primarily to a $.3 million decrease in FDIC premiums and a $.3 million decrease in other miscellaneous expenses relating to a reserve for a litigation claim in the first quarter of 2016, offset by an increase of $.1 million in data processing expenses due to the implementation of new services.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and three statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland company, both formed for the purposes of holding, servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2017	2016
EARNINGS SUMMARY
Interest income	$11,327	$11,438
Interest expense	$1,958	$2,029
Net interest income	$9,369	$9,409
Provision for loan losses	$609	$568
Other Operating Income	$3,452	$3,388
Net Gains	$5	$216
Other Operating Expense	$9,444	$9,897
Income before taxes	$2,773	$2,548
Income tax expense	$793	$677
Net income	$1,980	$1,871

Accumulated preferred stock dividends	$540	$675
Net income available
to common shareholders	$1,440	$1,196

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2017	2016
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.22	$0.19

Book value	$14.87	$14.57
Closing market value	$14.50	$10.95
Market Range:
High	$16.32	$11.70
Low	$13.00	$8.82

Common shares outstanding at period end	7,052,630	6,254,620

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.61%	0.57%
Return on average shareholders' equity	7.00%	6.52%
Net interest margin	3.27%	3.23%
Efficiency ratio	72.60%	75.30%

PERIOD END BALANCES	31-Mar	31-Dec	31-Mar
	2017	2016	2016

Assets	$1,319,434	$1,318,190	$1,325,295
Earning assets	$1,125,198	$1,126,989	$1,152,382
Gross loans	$894,532	$891,926	$900,597
Commercial Real Estate	$294,781	$297,959	$290,838
Acquisition and Development	$107,408	$104,282	$119,609
Commercial and Industrial	$74,593	$72,346	$75,535
Residential Mortgage	$393,988	$393,416	$390,040
Consumer	$23,762	$23,923	$24,575
Investment securities	$234,956	$237,169	$256,764
Total deposits	$1,026,868	$1,014,229	$1,015,830
Noninterest bearing	$239,292	$219,158	$205,858
Interest bearing	$787,576	$795,071	$809,972
Shareholders' equity	$114,884	$113,698	$111,142

CAPITAL RATIOS	31-Mar	31-Dec	31-Mar
	2017	2016	2016
Period end capital
Tier 1 to risk weighted assets	14.88%	14.76%	14.18%
Common Equity Tier 1 to risk weighted assets	12.12%	10.74%	10.16%
Tier 1 Leverage	10.99%	10.95%	10.63%
Total risk based capital	16.09%	16.71%	16.51%

ASSET QUALITY
Net (recoveries)/charge-offs for the quarter	$(1,056)	$3,040	$234
Nonperforming assets: (Period End)

Nonaccrual loans	$10,893	$13,946	$16,185
Loans 90 days past due
and accruing	$196	$420	$443
Total nonperforming loans
and 90 days past due loans	$11,089	$14,366	$16,628

Restructured loans	$9,026	$9,323	$14,065
Other real estate owned	$11,002	$10,910	$6,142

Allowance for loan losses
to gross loans, at period end	1.29%	1.11%	1.36%
Nonperforming and 90 day past due loans
to total loans, at period end	1.24%	1.61%	1.85%
Nonperforming loans and 90 day past due
loans to total assets, at period end	0.84%	1.09%	1.25%